Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that they are jointly filing this statement on Schedule 13D. Each of them is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed and delivered in counterparts (in each case, including by electronic means), each of which will be an original and all of which, taken together, will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Joint Filing Agreement effective as of October 19, 2022.

SJOUWERMAN ENTERPRISES LIMITED PARTNERSHIP

By:	SJOUWERMAN MANAGEMENT, LLC
Its:	General Manager

By:	/s/ Sjoerd Sjouwerman
Name:	Sjoerd Sjouwerman
Title:	Manager

By:	/s/ Rebecca Weiss Sjouwerman
Name:	Rebecca Weiss Sjouwerman
Title:	Manager

SJOUWERMAN MANAGEMENT, LLC

By:	/s/ Sjoerd Sjouwerman
Name:	Sjoerd Sjouwerman
Title:	Manager

By:	/s/ Rebecca Weiss Sjouwerman
Name:	Rebecca Weiss Sjouwerman
Title:	Manager

/s/ Sjoerd Sjouwerman
Sjoerd Sjouwerman

/s/ Rebecca Weiss Sjouwerman
Rebecca Weiss Sjouwerman